Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated, and/or modified from time to time, this “Agreement”) is entered into as of August 28, 2025, by and between Advent Technologies Holdings, Inc., a corporation organized under the laws of Delaware (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

BACKGROUND

A. The board of directors (the “Board of Directors”) of the Company has authorized the issuance to each of the Investors of certain Notes (as defined below) and Pre-funded Warrants (as defined below).

B. Each Investor, severally and not jointly, desires to purchase certain Notes and Pre-funded Warrants on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor, intending to be legally bound hereby, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Aggregate Outstanding Amount” means the sum of (a) the outstanding Aggregate Principal Amount plus (b) the aggregate accrued and unpaid interest and all other amounts owing to all Investors under the Notes as of the applicable measurement date.

“Aggregate Principal Amount” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks are permitted or required to be closed in New York City.

“Change of Control” means, with respect to the Company:

(a) other than a stockholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control, or direction over more than fifty percent (50%) of the voting rights attached to any class of voting securities of the Company; or

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(b) the sale or other disposition in a single transaction, or in a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole to any Person.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Equity Conditions” means, during the period in question, (a) there is a sufficient number of authorized but unissued and otherwise unreserved Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (b) there has been no Event of Default and no existing event, which, with the passage of time or the giving of notice, would constitute an Event of Default, and (c) the Common Stock shall be DWAC Eligible.

“Code” has the meaning set forth in Section 2.1.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Common Stock Equivalent” means any convertible security or warrant, option, or other right to subscribe for or purchase any share of Common Stock or any convertible security convertible into Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Certificate of Incorporation and Bylaws” means the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws governing the Company.

“Conversion Stock” means the shares of Common Stock issuable upon the full or any partial conversion of a Note.

“Dollar Volume” means the product of (i) the closing sales price of the Common Stock on a Trading Day preceding the applicable date of determination multiplied by (ii) the trading volume of the Common Stock on such date of determination as reported by the Trading Market.

“DWAC Eligible” means that (a) the Common Stock is eligible at the Depository Trust Company (“DTC”) for full services pursuant to DTC’s Operational Arrangements, including, without limitation, transfer through DTC’s Deposit and Withdrawal at Custodian (“DWAC”) service, (b) the Transfer Agent is approved as an agent in DTC’s Fast Automated Securities Transfer Program, (c) the shares of Investor Stock are otherwise eligible for delivery to the third-party purchaser in the resale thereof by the Investor via DWAC, and (d) the Transfer Agent does not have a policy prohibiting or limiting delivery of the shares of Investor via DWAC.

“Equity Interests” means and includes the Common Stock and any Common Stock Equivalents.

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Cap” has the meaning set forth in Section 9.

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“Exempted Securities” means (a) equity securities issued by reason of a dividend, stock split, split-up, or other distribution on Common Stock, (b) Common Stock or rights, warrants or options to purchase Common Stock issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (“Equity Plans”), (c) Common Stock or rights, warrants or options to purchase Common Stock issued to a seller of stock or assets to the Company or any of its subsidiaries as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, (d) Common Stock or rights, warrants or options to purchase Common Stock issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction resulting in aggregate proceeds, in a single or multiple transactions, not to exceed $500,000, (e) securities issued upon the exercise or exchange of or conversion of any Securities or Exempted Securities issued hereunder and/or rights or other securities exercisable or exchangeable for or convertible into Common Stock issued and outstanding on the date of this Agreement as disclosed on Schedule 1 hereto or in flings made by the Company with the SEC, provided that such rights and securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities, (f) common stock warrants, pre-funded warrants and common stock issuable pursuant to the warrants or prefunded warrants issued in connection with an underwritten public offering of the Company’s securities, or (g) any securities issued in connection with that certain Securities Purchase Agreement, dated August 28, 2025, by and among the Company and the investors named therein, and such notes and warrants issued thereunder.

“Funding Amount” shall mean, in respect of any Investor, the amount identified as such on the signature page hereto executed by such Investor.

“Investor” has the meaning set forth in the preamble.

“Investor Group” shall mean, in respect of each Investor, such Investor plus any other Person with which such Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.13.

“Investor Stock” means the shares of Conversion Stock and the shares of Pre-funded Warrant Stock, and any other shares of the Company’s capital stock issued or issuable to the Investors pursuant to this Agreement or the Notes or the Pre-funded Warrants.

“IP Rights” has the meaning set forth in Section 3.9.

“Law” means any law, rule, regulation, order, judgment, or decree, including, without limitation, any federal and state securities laws.

“Lead Investor” means Hudson Global Ventures, LLC.

“Losses” has the meaning set forth in Section 5.13.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding Common Stock as of such date (exclusive of any Common Stock issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the closing price of the Common Stock on the Trading Market on the date of determination.

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“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and its Subsidiaries, taken as a whole or, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, however, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that, if at any time after the date hereof an Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act (excluding any Equity Interests deemed beneficially owned by virtue of a Note), then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“New Debt or Equity Securities” means, collectively, debt securities in an amount of $500,000 or less of the Company, whether or not currently authorized.

“New Securities” means, collectively, equity or debt securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity or debt securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity or debt securities.

“Note” has the meaning set forth in Section 2.1.

“OFAC” has the meaning set forth in Section 3.22.

“Offer Notice” has the meaning set forth in Section 10.1.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Pre-funded Warrant” has the meaning set forth in Section 2.1.

“Pre-funded Warrant Stock” means the shares of Common Stock issuable upon the full or any partial exercise of the Pre-funded Warrant.

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“Pre-funded Warrant Stock Amount” means 130,000 shares of Common Stock.

“Principal Amount” means the principal amount of the Note(s) as of the applicable date of determination.

“Proceedings” has the meaning set forth in Section 3.5(c).

“Required Minimum” means, as of any date, five (5) times the maximum aggregate number of shares of Conversion Stock and one (1) times the number of shares of Pre-funded Warrant Stock, ignoring any conversion or exercise limits set forth therein based, as of the date of Closing, on a conversion price of $2.00 and an exercise price of $0.0001, respectively.

“Requisite Holder” means the Lead Investor or any successor in interest to the Lead Investor that is mutually agreed to by the Lead Investor and the Company. For the purposes of clarity hereunder, only one entity shall serve as the Requisite Holder at any time hereunder and the affirmative action or consent by the Requisite Holder shall bind all Investors hereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5.

“Securities” means the Notes, the shares of Conversion Stock, the Pre-funded Warrants, and the shares of Pre-funded Warrant Stock.

“Securities Termination Event” means either of the following has occurred:

(a) trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or

(b) a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days.

“Stockholder Approval” means the approval of the holders of the requisite number of the outstanding Common Stock to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the shares of Investor Stock (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(a).

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market), on which the Common Stock is listed for trading on the date in question.

“Tranche” has the meaning set forth in Section 2.1.

“Transaction Documents” means this Agreement, the Notes, the Pre-funded Warrants, the Transfer Agent Instruction Letter, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

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“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Agent Instruction Letter” means a letter of irrevocable instructions addressed by the Company to the Transfer Agent, acceptable to the Investor in its sole discretion.

2. PURCHASE AND SALE OF THE NOTES.

2.1 Purchase and Sale of the Notes. Subject to the terms and conditions set forth herein, the Company shall issue and sell or grant, as applicable, to each Investor, and each Investor, severally and not jointly, shall purchase from the Company, convertible promissory notes, in the form attached hereto as Exhibit A (each, a “Note” and, together, the “Notes”), in an amount up to the principal amount set forth on the signature page hereto executed by such Investor. Subject to the terms and conditions set forth herein, the sale and purchase of the Notes and the grant of the Pre-funded Warrants shall be conducted at the Closing and shall be for an aggregate Principal Amount of Notes of Four Hundred Eighteen Thousand and 00/100ths Dollars (US$418,000.00) and including an original issue discount of Forty-two Thousand and 00/100ths Dollars (US$42,000.00), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes issued in connection with the Closing and (ii) the grant of the Pre-funded Warrants to purchase a number of shares of Common Stock equal to the applicable Pre-funded Warrant Stock Amount with respect to the Closing. For purposes of clarity, the aggregate number of shares of Investor Stock issued upon the conversion or exercise of the Notes or Pre-funded Warrants, respectively, issued or granted hereunder shall not in any event exceed the Exchange Cap (as defined below).

2.2 Closings. Each sale of Notes and grant of Pre-funded Warrants shall occur in one or more closing (each, a “Closing”) with the date upon which such Closing shall occur being referred to as, a “Closing Date”, and more specifically as follows:

(a) Generally, in Respect of Closings. Subject to the terms and conditions set forth herein, each Closing, including payment for and delivery of the Notes and Pre-funded Warrants in respect of such Closing, shall take place remotely via the exchange of documents and signatures.

2.3 Priority of Obligation. As an inducement for the Investor to enter into this Agreement and to purchase the Note, all obligations of the Company pursuant to this Agreement and the Notes until repaid or otherwise satisfied shall be senior in payment to any subsequent Indebtedness (as defined in the Notes).

2.4 Pro-rata Payments. The Company and each Investor, severally and not jointly, hereby agree that, notwithstanding anything to the contrary contained herein or in the Notes, to the extent the Company is obligated to make any payments hereunder or under the Notes to the Investors (or offers to make any prepayments hereunder or thereunder), all such payments shall be applied to outstanding principal amount of the Notes held by all Investors on a pro-rata basis based on the Aggregate Outstanding Amount at the time of such prepayment. If any Investor shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of outstanding amounts under the Notes resulting in such Investor receiving payment of a proportion of the Aggregate Outstanding Amount at the time of such prepayment greater than its pro-rata share thereof as provided herein, then the Investor receiving such greater proportion shall (a) notify the other Investors of such fact, and (b) purchase (for cash at face value) participations in the principal amount owing to the other Investors under the applicable Notes, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Investors ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Investor acquiring a participation pursuant to the foregoing arrangement may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Investor were a direct creditor of the Company in the amount of such participation.

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3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Disclosure Schedules or (not withstanding anything to the contrary herein including references to the Disclosure Schedules) filings made by the Company with the SEC which Disclosure Schedules and filings with the SEC shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company represents and warrants to each Investor and covenants with each Investor that, the following representations and warranties are true and correct that as of the date hereof and as of each Closing Date:

3.1 Organization and Qualification. The Company is a company duly incorporated and validly existing in good standing under the Laws of Delaware, and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company and each Subsidiary has the requisite corporate power and authority to execute the Transaction Documents, and, if applicable, to issue or grant and sell the Notes and Pre-funded Warrants pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the shares of Investor Stock on the terms set forth in this Agreement. The execution and delivery of the Transaction Documents by the Company and each Subsidiary and the issuance and sale of the Securities by the Company pursuant hereto have been duly and validly authorized by the Company’s Board of Directors, or stockholders, as applicable and no further consent or authorization is required by the Company, the Company’s Board of Directors, its stockholders, or any other Person in connection therewith, assuming the accuracy of each Investor’s representations in Section 4, and except such as have been waived and other than such filings as are required to be made under applicable Laws. The Transaction Documents have been duly and validly executed and delivered by the Company to which they are a party and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and each Subsidiary and the issuance and sale of the Notes and the issuance and grant of the Pre-funded Warrants hereunder will not (a) conflict with or result in a violation of the Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of each Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 6 and receipt of the Stockholder Approval, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the other transactions contemplated by this Agreement (including the issuance of the shares of Conversion Stock upon conversion of the Notes), (ii) (x) the issuance of the Notes, and the issuance of the shares of Conversion Stock upon the conversion of the Notes and (y) the grant of the Pre-funded Warrants, and the issuance of the shares of Pre-funded Warrant Stock upon the exercise of the Pre-funded Warrants, will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

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3.4 Capitalization and Subsidiaries.

(a) As of the date hereof, the Company expects that approximately __________ shares of Common Stock will be issued and outstanding. The shares of Conversion Stock, when issued upon conversion of a Note in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. The shares of Warrant Stock, when issued upon exercise of a Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. Other than as provided in Schedule 3.4(a), no Common Stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws on file with the SEC are true and correct copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as in effect as of the date hereof. The Company is not in violation of any provision of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws nor is any Subsidiary in violation of its organization documents.

(b) Schedule 3.4(b) or the exhibits to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the SEC on June 6, 2025, lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof, and (iii) the owner of such shares or other ownership interests as of the date hereof. No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation, except to the extent that the failure to be in good standing would not have a Material Adverse Effect, and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

(c) Other than as provided in Schedule 3.4(c), or the filings made by the Company with the SEC neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act. Other than as provided in Schedule 3.4(c), there are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary. Other than as provided in Schedule 3.4(c), there will be no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, the grant of the Pre-funded Warrants, or issuance of the shares of Investor Stock. Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

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(d) The issuance and sale of any of the Securities will not obligate the Company to issue Common Stock or other securities to any Person other than the Investors and, other than as provided in Schedule 3.4(d), will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

3.5 SEC Documents; Financial Statements.

(a) As of the date hereof and each Closing Date and except as set forth on Schedule 3.5(a), the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act since March 31, 2023 (all of the foregoing filed prior to the date hereof, as they have been amended since the time of their filing, and all exhibits included therein and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied, and audited by a firm that is a member of the Public Company Accounting Oversight Board, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, except in the case of pro forma statements or, in the case of unaudited interim statements, except to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as disclosed in the SEC Documents, the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.6 Litigation and Regulatory Proceedings. Except as disclosed on Schedule 3.6, or filings made by the company with the SEC there are no actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Common Stock or any other class of issued and outstanding shares of the Company, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such, which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect; and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7 No Undisclosed Events, Liabilities or Developments. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.7, no event, development, or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws and which has not been publicly announced.

3.8 Compliance with Law. Except as disclosed in Schedule 3.8, the Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. Except as disclosed in Schedule 3.8 Documents, the Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the Common Stock by the Trading Market in the future.

3.9 Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10 Intellectual Property Rights. The Company and each Subsidiary owns or possesses or can acquire on reasonable terms adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) used in or reasonably necessary to conduct their respective businesses as now conducted. None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary has received any notice alleging that it is infringing, misappropriating, or otherwise violating any IP Rights of any other Person. No written notice of a claim has been received by, and no Proceeding is pending against, the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating, or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality, and value of all of their material IP Rights.

3.11 Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

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3.12 Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property (other than IP Rights, which is addressed in Section 3.10) owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12 or filings made by the Company with the SEC. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13 Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14 Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease, or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree, or order which in the judgment of the Company’s officers has or would reasonably be expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16 Taxes. Other than as provided on Schedule 3.16, the Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

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3.17 Solvency. Based on the Company’s interim financial statements as reported in its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2025, filed with the SEC on August 12, 2025, and after giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement, (a) the Company’s book value of its assets exceeds the Company’s book value of existing debts and other liabilities (ignoring any potential contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets at book value, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt at book value when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Except as disclosed as set forth in Schedule 3.17, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19 Certain Transactions. Other than as disclosed in Schedule 3.19 or filings made by the Company with the SEC, there are no contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer, or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.20 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes pursuant to this Agreement.

3.21 Acknowledgment Regarding the Investors’ Purchase of the Notes. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes and the grant and sale of the Pre-funded Warrants, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its stockholders. The Company is entering into this Agreement and is issuing or granting, as appropriate, and selling the Notes and Pre-funded Warrants voluntarily. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to its Notes and Pre-funded Warrants and the transactions contemplated hereby and that neither such Investor nor any person affiliated with such Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes and grant of the Pre-funded Warrants or any other transaction contemplated hereby.

3.22 No Brokers’, Finders’, or Other Advisory Fees or Commissions. Except as set forth on Schedule 3.22, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or the grant of the Pre-funded Warrants or any of the other transactions contemplated by this Agreement.

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3.23 OFAC. None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of association and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26 Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosures provided to the Investor regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27 Available Common Stock. As of the date hereof, the Company has capacity under the rules and regulations of the Trading Market to issue up to at least approximately _________ shares of Common Stock (or securities convertible into or exercisable for Common Stock) without obtaining Stockholder Approval; provided, however, that Stockholder Approval shall not be required to the extent that the Company relies upon “home country” exceptions from the corporate governance requirements of the Trading Market if Stockholder Approval is not required under the laws of Delaware and as a result of such reliance the Trading Market does not impose an issuance cap on the number of shares of Common Stock which may be issued under the Transaction Documents.

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3.28 Indebtedness. Except for as listed on Schedule 3.28, neither the Company nor any Subsidiary has any outstanding Indebtedness or filings made by the Company with the SEC. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $500,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.28, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.29 Non-Shell Status. The Company represents that it has never been a “shell company” as defined under Rule 144.

3.30 Penny Stock. As of the date hereof, the Common Stock is not a “penny stock” as defined in SEC Rule 240.3a51-1 (17 CFR § 240.3a51-1). If at any time the Common Stock shall become such a “penny stock”, the Company shall pay Investor in cash, in immediately available funds, an amount equal to the amount of shares then remaining under the Warrant multiplied by the then-exercise price thereunder and Investor shall surrender the Warrant to the Company.

3.31 Broker-Dealer Status. The Company acknowledges that none of the Investors has acted in any capacity as a broker-dealer that would require it to register with the SEC or the Financial Industry Regulatory Authority, Inc. (FINRA) or any other governmental or self-regulatory organization in respect of the transactions contemplated hereby.

3.32 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investors.

4. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR. Each Investor, severally and not jointly, represents and warrants to the Company as follows:

4.1 Organization and Qualification. Such Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its association or formation.

4.2 Authorization; Enforcement; Compliance with Other Instruments. Such Investor has the requisite power and authority to enter into the Transaction Documents and to perform its obligations thereunder. The execution and delivery by such Investor of the Transaction Documents to which it is a party have been duly and validly authorized by such Investor’s governing body, as necessary, and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor and the purchase of a Note by such Investor will not (a) conflict with or result in a violation of such Investor’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Investor is a party, or (c) violate any Law applicable to such Investor or by which any of such Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of a Note and the other transactions contemplated by this Agreement.

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4.4 Investment Intent; Accredited Investor. Each Investor is purchasing its Note and Warrant for its own account, for investment purposes, and not with a view towards distribution. Such Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. Such Investor has, by reason of its business and financial experience, such knowledge, sophistication, and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in its Notes, Pre-funded Warrants, and the shares of Investor Warrant Stock and making an informed investment decision, (b) protecting its own interests, and (c) bearing the economic risk of such investment for an indefinite period of time. Such Investor is not an entity formed for the specific purpose of acquiring its Notes, Pre-funded Warrants, and the shares of Investor Stock.

4.5 Acknowledgement of Risk; Opportunity to Discuss. Each Investor acknowledges that an investment in the Company is speculative and subject to numerous risks, including those risks described in the SEC Documents. Each Investor has reviewed and understands the risks related to the Company and its business as described in the SEC Documents. Each Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. In making its investment decision, such Investor has relied solely on its own due diligence performed on the Company by its own representatives.

4.6 Restricted Securities. Each Investor understands that its Notes, Pre-funded Warrants, and the shares of Investor Warrant Stock are being offered in a transaction not involving any public offering within the meaning of the 1933 Act and that its Note and the shares of Investor Stock may not have been registered under the 1933 Act except as otherwise required under the Transaction Documents. The Investor understands that its Notes, Pre-funded Warrants, and the shares of Investor Stock may not be offered, resold, transferred, pledged, or otherwise disposed of by the Investor absent an effective registration statement under the 1933 Act, except (i) to the Company or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the 1933 Act, or (iii) pursuant to an applicable exemption from the registration requirements of the 1933 Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book-entry position or certificates representing its Notes, Pre-funded Warrants, or shares of Investor Stock shall contain a notation or restrictive legend, as applicable, to such effect substantially in the form attached hereto as Exhibit A, and as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge, or otherwise dispose of its Notes, Pre-funded Warrants, or shares of Investor Warrant Stock and may be required to bear the financial risk of an investment in its Notes, Pre-funded Warrants, and shares of Investor Stock for an indefinite period of time. The Investor acknowledges and agrees that (i) its Note, Pre-funded Warrants, and shares of Investor Stock will not be eligible for offer, resale, transfer, pledge, or disposition pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”) until the date that is at least one year from the date that the Company filed “Form 10-type information” with the SEC reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1)(i)) and (ii) additional conditions to any such transaction may apply under Rule 144 and other applicable securities laws to the extent that the Investor is at such time, or has been at any time in the immediately preceding three months, an “affiliate” of the Company within the meaning of Rule 144. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge, or transfer of any of its Notes, Pre-funded Warrants, or shares of Investor Stock. As a condition of any such transfer, such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of an Investor under this Agreement.

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4.7 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that neither the Lead Investor, any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

4.8 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Investor makes no other representations or warranties to the Company.

5. OTHER AGREEMENTS OF THE PARTIES.

5.1 Restrictions on Transfer. The shares of Investor Stock, when issued, will be restricted and book-entry positions or certificates relating to the same shall bear a restrictive legend unless sold pursuant to an effective registration statement or available for resale pursuant to Rule 144 under the 1933 Act.

5.2 Furnishing of Information; Opinion Letter. For a period of three years from the date hereof, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. For a period of three years from the date hereof, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) such information as is required for such Investor to sell the shares of Investor Stock under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time, to enable such Person to sell such shares of Investor Stock without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions, including, but, not limited to, furnishing an opinion letter by counsel to the Company to the Company’s transfer agent and to the compliance department of such Person’s broker-dealer that the shares of Investor Stock may be sold under Rule 144; provided, however, that the exemption from registration of the Shares under Rule 144 is then available and that such Person shall have provided to counsel the standard documentation required for the preparation of such letter.

5.3 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale, or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor.

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5.4 Notification of Certain Events. The Company shall give prompt written notice to each Investor of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document or (b) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5 Available Shares. The Company shall at all times keep authorized and available for issuance, free of preemptive rights, the Required Minimum of Common Stock. If the Company determines at any time that it does not have a sufficient number of authorized Common Stock to keep available for issuance as described in this Section 5.4, the Company shall use all commercially reasonable efforts to increase the number of authorized Common Stock by seeking approval from its stockholders for the authorization of such additional shares.

5.6 Use of Proceeds. The Company will use the proceeds from the sale of the Notes to fund its general working capital.

5.7 Repayment of Notes. If the Company issues any debt, including any subordinated debt or convertible debt (other than the Notes), then the Investors will have the option (exercisable in writing by the Requisite Holders) to cause the Company to immediately, utilize the aggregate proceeds of such issuance to repay the Notes on a pro-rata basis based on the Aggregate Principal Amount and accrued, but unpaid, Interest (as defined in the Notes) outstanding on the date of funding of such debt. If the Company issues any Equity Interests for gross cash proceeds of less than or equal to $1,000,000 as part of a financing transaction, then the Company shall utilize the aggregate proceeds from such issuance to repay 50% of the Aggregate Principal Amount outstanding on the Notes. If the Company issues any Equity Interests for gross cash proceeds of more than $1,000,000, then the Company shall utilize the aggregate proceeds of such issuance to repay 100% of the Aggregate Principal Amount outstanding on the Notes. The Company will notify the Investors no later than two (2) Business Days prior to the public announcement of any such debt or Equity Interest financing and provide the Investors (with the written approval of the Requisite Holders agree) to opportunity to exercise the option set forth in the preceding sentence; it being agreed, however, that, notwithstanding such notice to the Investors, the Company shall not be under an obligation to make a public announcement regarding such debt or Equity Interest financing until it is legally required to do so.

5.8 Put Notices and Repayment of Obligations under the Note. The Company filed its Registration Statement on Form S-1, Registration Number 333-289686, with the U.S. Securities and Exchange Commission (the “Commission”). The related Prospectus, filed with the Commission on August 27, 2025, pursuant to Rule 424(b)(3), relates to the offer and resale of an aggregate of up to 987,036 shares of the Company’s common stock, by the Investor. The shares of the Company’s common stock included in the Prospectus consist of shares that it has issued or that it may, in its discretion, elect to issue and sell to the Investor, from time to time after the satisfaction of the conditions to the Investor’s purchase obligations as set forth in the related equity purchase agreement. In connection therewith and notwithstanding anything to the contrary contained herein or in any of the transaction documents or in the Prospectus, at Investor’s sole and absolute option, it may utilize any of the Put Notices (as defined in the Prospectus) delivered to it by the Company on a $1.00-for-$1.00 basis as partial or full repayment of the Company’s obligations under the Note.

5.9 Rollover Rights. So long as the Note is outstanding, if the Borrower completes any public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the Holder may, in its sole discretion, elect to apply as purchase consideration for such Future Transaction: (i) all, or any portion, of the then outstanding principal amount of the Note and any accrued but unpaid interest, including any amounts that would be added to the principal outstanding in the event that any redemption right or prepayment right is exercised by either the Holder or the Borrower, and (ii) any securities of the Borrower then held by the Holder, at their fair value (the “Rollover Rights”). The Borrower shall give written notice to Holder as soon as practicable, but in no event less than fifteen (15) Trading Days before the anticipated closing date of such Future Transaction. The Holder may exercise its Rollover Rights by providing the Borrower written notice of such exercise within five Business Days before the closing of the Future Transaction. In the event Holder exercises its Rollover Rights, then such elected portion with respect to (i) and (ii) above, shall automatically convert into the corresponding securities issued in such Future Transaction under the terms of such Future Transaction, such that the Holder will receive all securities (including, without limitation, any warrants) issuable under the Future Transaction.

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5.10 Right of Participation in Additional Financing.

(a) For the longer of (i) the Notes remaining outstanding or (ii) eighteen (18) months from the date of this Agreement, upon any sale, issuance, or grant by the Company or any of its subsidiaries of New Debt or Equity Securities, Holder shall have the right to finance up to Four Hundred Eighteen Thousand and 00/100ths (US$418,000) of such issuance on the same terms, conditions, and price provided for in such New Debt or Equity Securities transaction (each, an “Additional Financing”).

(b) At least ten (10) Trading Days prior to the closing of an Additional, the Company shall deliver to Holder a written notice of its intention to effect such an Additional Financing (a “Pre-Notice”), which Pre-Notice shall ask such Holder if it wants to review the details of such Additional Financing (such additional notice, an “Additional Financing Request Notice”). Upon the request of Holder, and only upon a request by Holder, for an Additional Financing Request Notice, the Company shall promptly, but no later than one (1) Trading Day after such request, deliver an Additional Financing Request Notice to Holder. The Additional Financing Request Notice shall describe in reasonable detail the proposed terms of such Additional Financing transaction, the amount of proceeds intended to be raised thereunder, and the Person or Persons through or with whom such Additional Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c) Should Holder desire to participate in such Additional Financing transaction, it must provide written notice (the “Additional Financing Acceptance Notice”) to the Company by not later than 5:30 p.m. (New York City time) on the fifth (5th) Trading Day after receipt of the Additional Financing Request Notice that such Holder is willing to participate in the Additional Financing transaction and, if so, to what extent and representing and warranting that Holder has such funds ready, willing, and available for investment on the terms set forth in the Additional Financing Request Notice. If the Company does not receive an Additional Financing Acceptance Notice from Holder as of such fifth (5th) Trading Day, Holder shall be deemed to have notified the Company that it does not elect to participate with such Additional Financing transaction and the Company shall be free to proceed with such Additional Financing transaction without any participation by Holder.

(d) The Company must provide Holder with a second Additional Financing Request Notice, and Holder will again have the rights set forth above in this Section 5.10, if the Additional Financing transaction subject to the initial Additional Financing Request Notice is not consummated for any reason on the terms set forth therein within thirty (30) Trading Days after the date of the initial Additional Financing Request Notice.

(e) The Company and Holder agree that, if Holder elects to participate in an Additional Financing transaction, the transaction documents related to thereto shall not include any term or provision whereby Holder shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release, or the like under or in connection with, this Agreement, without the prior written consent of Holder.

(f) Notwithstanding anything to the contrary in this Section 5.10 and unless otherwise agreed to by Holder, the Company shall either confirm in writing to Holder that the Additional Financing transaction has been abandoned or shall publicly disclose its intention to issue the securities in the Additional Financing transaction, in either case in such a manner such that such Holder will not be in possession of any material, non-public information, by the tenth (10th) Business Day following delivery of the Additional Financing Request Notice. If by such tenth (10th) Business Day, no public disclosure regarding a transaction with respect to the Additional Financing transaction has been made, and no notice regarding the abandonment of such transaction has been received by Holder, such transaction shall be deemed to have been abandoned and Holder shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its subsidiaries.

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The right of participation in this Section shall not be applicable to offers, issuances, sales, or other transactions related to Exempted Securities, or any New Securities registered for sale under the 1933 Act.

5.11 Rollover Rights. For so long as the Notes are outstanding and in the event that the Company shall consummate a public offering or a private placement of its equity, equity-linked, or debt securities, the Investor shall have the right, but not the obligation, in its sole and absolute discretion, to apply any or all of the Company’s obligations under the Note, calculated as a Mandatory Default Amount, as a subscription to such offering or placement.

5.12 Right of First Refusal. For the longer of (i) the Notes remaining outstanding or (ii) eighteen (18) months from the date of this Agreement, Holder shall have the right, but not the obligation, in its sole and absolute discretion, to participate, up to a maximum of One Million Dollars ($1,000,000), in any private placement of by the company of its equity, equity-linked, or debt securities (the “ROFR Placement”). The timing, notice provisions, and mechanics of the Company providing notice to the Holder of the potential ROFR Placement, Holder’s acceptance thereof, and the closing of any such ROFR Placement shall be substantially similar to the timing, notice provisions, and mechanics of a potential Additional Financing transaction as provided in Section 5.10, above.

5.13 Securities Laws Disclosure; Publicity. The Company shall, within four (4) Trading Days following the date hereof, file a Current Report on Form 8-K report or other public disclosure disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue such press release or file such Form 8-K or other public disclosure without the prior written consent (including by electronic mail) of the Requisite Holder, which shall not be unreasonably withheld or delayed. The Company shall not issue any press release nor otherwise make any such public statement regarding the Investors or the Transaction Documents without the prior written consent (including by electronic mail) of the Requisite Holder, except (i) if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holders for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holder or (ii) to the extent such press release or public statement contains only information previously disclosed in a press release or public statement previously approved in accordance with the foregoing clause (i). Each Investor will promptly provide any information reasonably requested by the Company or any of its Affiliates for any regulatory application or filing made or to be made or approval sought in connection with the transactions contemplated by this Agreement (including filings with the SEC). Following the execution of this Agreement, each Investor and its Affiliates and/or advisors may, upon receiving the prior written consent of the Requisite Holder, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing such Investor’s relationship with the Company under this Agreement and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and each Investor, and each employee, representative or other agent of the Company or such Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

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5.14 Indemnification of the Investors.

(a) The Company will indemnify and hold each Investor, its Affiliates and their respective directors, officers, managers, stockholders, members, partners, employees, consultants, service providers, and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

(i) any material breach or inaccuracy of any representation, warranty, covenant, or agreement made by the Company in any Transaction Document;

(ii) any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii) any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv) any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above;

except, in the case of clauses (ii) and (iii) above, to the extent, but only to the extent, that such misrepresentation or omission is based upon information regarding such Investor furnished in writing to the Company by or on behalf of the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the 1933 Act, 1934 Act or any state securities law or any rule or regulation thereunder.

(b) If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage, or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents.

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(c) In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation, and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(d) The provisions of this Section 5.13 shall survive the termination or expiration of this Agreement.

5.15 Non-Public Information. Except to the extent necessary to fulfill its notice, disclosure, or similar obligations hereunder or under any Transaction Document, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information. Except in connection with the fulfillment of its notice, disclosure or similar obligations hereunder or under any Transaction Document, to the extent the Company provides an Investor with material, non-public information, the Company shall publicly disclose such information within forty-eight (48) hours of providing the information to such Investor, provided that if the last day of any such time period is not a Trading Day, such time period shall be extended to 9:30 a.m., New York City Time, on the next Trading Day following the day on which it would otherwise end. The Company understands and confirms that the Investors shall be relying on the foregoing representation in effecting transactions in securities of the Company. In the event that the Company fails to comply with its obligations under this Section 5.13, a liquidated damages charge of 1.5% of the outstanding principal balance of each Note will be assessed and will become immediately due and payable each month while such failure remains uncured to the Investors at their election in the form of a cash payment or added to the balance of the respective Note

5.16 Share Transfer Agent. The Company’s share transfer agent is Continental Stock Transfer & Trust Company. To the Company’s knowledge, such transfer agent participates in the Depository Trust Company Fast Automated Securities Transfer program. For so long as any Investor holds Investor Securities, the Company shall not change its share transfer agent without the prior written consent of the Requisite Holder.

5.17 Reserved.

5.18 Set-Off.

(a) Each Investor may, subject to the provisions of Section 2.4 hereof, set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to such Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(b) Each Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.17 (including varying the date for payment of any amount payable by the Investor to the Company).

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	21

(c) The Company may set off any of its obligations to an Investor (whether or not due for payment), against any of such Investor’s obligations to the Company (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(d) The Company may do anything necessary to effect any set-off undertaken in accordance with this Section 5.17 (including varying the date for payment of any amount payable by the Company to an Investor).

5.19 Reserved.

5.20 Reserved.

5.21 Most Favored Nations. From the date hereof until the Note is no longer outstanding or has been otherwise been satisfied, upon any issuance by the Company of its securities for cash consideration, (a “Subsequent Financing”), Investor may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the Securities then held for any securities or units issued in a Subsequent Financing on a $1.00-for-$1.00 basis. The Company shall provide the Investor with notice of any such Subsequent Financing in the manner set forth below. Additionally, if in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for hereunder, then the Company shall specifically notify the Investor of such additional or more favorable terms and such terms, at Investor’s option, shall become a part of the transaction documents with the Investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing stock sale price, price per share, and warrant coverage. For purposes of illustration, if a Subsequent Financing were to occur whereby the Company sells and issues a convertible note with a conversion price that includes a discount to the market price of its Common Share, the Investor will be entitled to receive the same convertible note on the exact same terms on a dollar for dollar basis via the exchange of the Securities the Investor holds on the date of the sale and issuance of the convertible note. This Section 5.20 Most Favored Nations, shall not be applicable to offers, issuances, sales, or other transactions related to Exempted Securities.

6. CLOSING CONDITIONS.

6.1 Conditions Precedent to the Obligations of each Investor. The obligation of each Investor to fund its Note at each Closing is subject to the satisfaction or waiver by the Investor, at or before such Closing, or, as specified below, only at or before the initial Closing, of each of the following conditions:

(a) General Conditions Precedent.

(i) Required Documentation. Solely with respect to the initial Closing, the Company must have delivered to the Investor (i) one (1) copy of duly executed resolutions or consents of the directors, approving, and consenting to the Company’s execution, performance of its obligations under the applicable Transaction Documents, and the transactions contemplated thereby and (ii) copies of each Transaction Document, duly executed by the Company, or the Transfer Agent, as applicable;

(ii) Consents and Permits. The Company must have obtained and delivered to such Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby.

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(iii) Reserved.

(iv) No Event(s) of Default. No Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

(v) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

(vi) Performance. The Company shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(vii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(viii) No Suspensions of Trading in the Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;

(ix) Limitation on Beneficial Ownership. The issuance of a Note or grant of a Warrant to such Investor shall not cause such Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time;

(x) Funds Flow Request. The Company shall have delivered to the Lead Investor a flow of funds request, substantially in the form set out in Exhibit C.

(xi) Non-Public Information. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the fourth business day after the date of each Closing, release, or file, as applicable, a press release or a Current Report on Form 8-K or other applicable public disclosure describing the terms of the Closing (the “Cleansing Release”). From and after the filing of the Cleansing Release, the Company shall have disclosed all material, non- public information (if any) provided up to such time to each Investor by the Company or any of its officers, directors, employees, or agents. In addition, upon the filing of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the Cleansing Release, whether written or oral, between the Company, or any of its officers, directors, affiliates, employees, or agents, on the one hand, and any of the Investors or any of their affiliates, on the other hand, shall terminate.

(xii) Reserved.

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(xiii) Closing Equity Conditions. Each of the Closing Equity Conditions shall have been satisfied.

(b) Specific Closing Conditions. The closing conditions set forth in Section 2.2 on such Closing Date shall be met.

6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue a Note to an Investor at the Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

(a) Required Documentation. Such Investor must have delivered to the Company copies of each Transaction Document to which the Investor is a party, duly executed by the Investor;

(b) Representations and Warranties. The representations and warranties of such Investor contained herein shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made on and as of such date;

(c) Performance. The Investors shall have performed, satisfied, and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing; and

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a) an Event of Default under a Note;

(b) any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investor or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, or on any Closing Date; or

(c) a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 5 in all material respects.

7.2 Investor Right to Investigate an Event of Default. If in the reasonable opinion of the Requisite Holder, an Event of Default has occurred, or is or may be continuing:

(a) the Requisite Holder may notify the Company that it wishes to investigate such purported Event of Default;

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	24

(b) the Company shall cooperate with the Requisite Holder in such investigation;

(c) the Company shall comply with all reasonable requests made by the Requisite Holder to the Company in connection with any investigation by the Requisite Holder and shall (i) provide all information requested by the Requisite Holder in relation to the Event of Default to the Requisite Holder; provided that the Requisite Holder agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality, and (ii) provide all such requested information within three (3) Business Days of such request.; and

(d) the Company shall pay all reasonable costs incurred by the Requisite Holder in connection with any such investigation.

7.3 Remedies Upon an Event of Default

(a) If an Event of Default occurs pursuant to Section 7.1(a), each Investor shall have such remedies as are set forth in their Note.

(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied following written notice provided by the Requisite Holder to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holder may declare, by written notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investors shall have no obligation to consummate any Closing under this Agreement or to accept the conversion of any Note into shares of Conversion Stock.

(c) If any Event of Default occurs and is not remedied following written notice provided by the Requisite Holders to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holders may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Requisite Holder’s notice.

8. TERMINATION

8.1 Events of Termination. This Agreement:

(a) may be terminated:

(i) by the Requisite Holder on the occurrence or existence of a Securities Termination Event or a Change of Control;

(ii) by either the Company or the Requisite Holder, by written notice to the other party, effective immediately, if the applicable Closing has not occurred within thirty (30) Business Days of the date specified in Section 2.2 of this Agreement or such later date as the Company and the Requisite Holder agree in writing; provided that the right to terminate this Agreement under this Section 8.1(a)(iii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in, the failure of the applicable Closing to occur; or

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	25

(iii) by the Requisite Holder, in accordance with Section 7.3(c).

(b) will automatically terminate, without further action by the parties, on the date that is twenty-four (24) days from the date of this Agreement.

8.2 Effect of Termination.

(a) Upon termination of this Agreement, no Investor will be required to fund any further amount after the date of termination of the Agreement; provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.

(b) Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9. EXCHANGE CAP; STOCKHOLDER VOTE. The aggregate number of shares of Investor Stock that may be issued pursuant to the transactions contemplated herein, including any securities issued pursuant to the Additional Investment Right or an Additional Financing, is limited to an aggregate of 19.99% of the outstanding Common Stock at the time of execution of this Agreement (the “Exchange Cap”), unless stockholder approval is obtained by the Company to issue more than the Exchange Cap. The Company shall include in its next Schedule 14A (Proxy Statement) or Schedule 14C (Information Statement) a proposal to approve the transactions contemplated by this Agreement and the Transaction Documents, such that the Exchange Cap will no longer be applicable. The Board of Directors shall recommend passage of such proposal to the Company’s stockholders.

10. GENERAL PROVISIONS.

10.1 Fees and Expenses. At the initial Closing, the Company shall reimburse the Lead Investor for its legal fees and expenses related to the preparation and negotiation of the Transaction Documents and disbursements of its counsel, Clark Hill LLP in the amount of US$10,000.00, it being understood that Clark Hill LLP has not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel. In the event that this Agreement is terminated prior to the occurrence of the initial Closing, the Company shall reimburse the Lead Investor for all actual and reasonably documented due diligence and legal fees and expenses, including the reasonable and documented fees and disbursements of its counsel, Clark Hill LLP. Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery, and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes.

10.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	26

If to the Company:

Advent Technologies Holdings, Inc.

5637 La Ribera St., Suite A

Livermore, California 94550

Email: ________________

Attention: Gary Herman, CEO

With a mandatory copy

(which shall not constitute notice) to:

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

E-mail: trosedale@nutter.com

Attention: Tom Rosedale, Esq.

If to an Investor, such address set forth on the signature page hereto executed by such Investor:

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

10.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without reference to principles of conflict of laws or choice of laws.

10.5 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Note shall be brought and enforced in the state and federal courts sitting in the City of Las Vegas. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, County of Clark for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

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10.6 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

10.7 Survival. The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Securities.

10.8 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

10.9 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Requisite Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10.10 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

10.11 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investors and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Requisite Holders. Each Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

10.12 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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10.13 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

10.14 Specific Performance. Each of the Company and each Investor acknowledges that monetary damages alone would not be adequate compensation to the other parties hereto for a breach of this Agreement and the Company or the Requisite Holders may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company or an Investor fails to comply or threatens not to comply with this Agreement or (b) on the one hand, the Company has reason to believe that an Investor will not comply with this Agreement or, on the other hand, the Requisite Holders have reason to believe that the Company will not comply with this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:

ADVENT TECHNOLOGIES HOLDINGS, INC.

By:
Gary Herman
Chief Executive Officer

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IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Funding Amount:

Principal Amount of Note:

Name of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Delivery of Securities to Investor (if not same as address for notice):

EIN Number:

Address for a mandatory copy to counsel for the Investor
(which shall not constitute notice):

Email:

Attention:

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EXHIBIT A

FORM OF NOTE

[See attached]

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	EXHIBIT A-1

EXHIBIT B

FORM OF WARRANT

[See attached]

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	EXHIBIT B-1

EXHIBIT C

Flow Of Funds Request

August 28, 2025

In connection with Securities Purchase Agreement, dated August 28, 2025 (the “Agreement”) between Advent Technologies Holdings, Inc. (the “Company”) and Hudson Global Ventures, LLC (the “Investor”), the Company irrevocably authorizes Clark Hill LLP, as escrow agent, to distribute such funds as set out below, in the manner set out below, at the Closing occurring as of the date hereof. Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Due to Company	$366,000 (net of OID)
Due to Clark Hill LLP	$10,000
Total	$376,000

Please transfer the amount of US $366,000 due at the Closing, to the following bank account:

See Attachment A for wire instructions for Company counsel

Please transfer the amount of US $10,000 due at the Closing, to the following bank account:

See Attachment B for wire instructions for Clark Hill LLP

Yours sincerely,

ADVENT TECHNOLOGIES HOLDINGS, INC.

By:
Gary Herman
Chief Executive Officer

ADN Advent Technologies Holdings - Hudson Securities Purchase Agreement August 2025.1	EXHIBIT C-1